Exhibit 99.1

On November 14, 2003, Ronald S. Lauder ("RSL" or the "Reporting Person") sold
71,100 shares of Class A Common Stock.
He sold them in a number of transactions with an average sale price of $37.5665
The information regarding shares sold at each price appears in the two columns below:

Shares  	Price
24800		37.50
600		37.54
500		37.55
3100		37.56
1500		37.57
5900		37.58
2000		37.59
25400		37.60
1700		37.61
400		37.62
100		37.63
200		37.64
500		37.65
500		37.67
800		37.68
1300		37.69
1600		37.70
200		37.75


After these sales, the amounts of Class A Common
Stock and Class B Common Stock
beneficially owned by RSL includes:

(i) 22,005,555 shares of Class B
Common Stock held directly,
(ii) 3,182 shares of Class A
Common Stock and 3,182 shares of Class B
Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B
Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a Trustee of The
1995 Estee Lauder RSL Trust,
which is also a general partner
of Lauder & Sons L.P.),
(iv) 1,095,410 shares of Class A
Common Stock held indirectly
as co-Trustee and beneficiary of
the Estee Lauder 2001 Charitable Trust, and
(v) 10,188,803 shares of Class B Common
stock held indirectly
as trustee of The Estee Lauder 2002 Trust. RSL disclaims beneficial ownership of the shares in clauses (ii), (iii),
(iv) and (v) to the extent he does not
have a pecuniary interest in such securities.